1 ROFIN-SINAR TECHNOLOGIES INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (dollars in thousands, except share data) September 30, 2016 2015 ASSETS Current assets: Cash and cash equivalents $ 177,743 $ 169,729 Short-term investments 9,191 5,833 Accounts receivable, trade 110,664 99,372 Less allowance for doubtful accounts (4,752) (3,279) Trade accounts receivable, net 105,912 96,093 Other accounts receivable 5,952 3,258 Inventories, net (note 3) 183,825 181,025 Prepaid expenses 6,186 6,920 Deferred income tax assets (note 10) 25,780 25,718 Total current assets 514,589 488,576 Property and equipment, at cost (note 4) 202,980 191,828 Less accumulated depreciation (105,665) (99,255) Property and equipment, net 97,315 92,573 Deferred income tax assets (note 10) 17,055 15,528 Goodwill (note 5) 92,759 93,541 Other intangibles, net (note 5) 12,803 14,767 Other assets 1,294 1,506 Total assets $ 735,815 $ 706,491 LIABILITIES AND EQUITY Current liabilities: Line of credit and short-term borrowings (note 7 and 8) $ 9,064 $ 5,226 Accounts payable, trade 23,307 23,443 Accounts payable to related party (note 15) 283 299 Income taxes payable (note 10) 7,485 7,998 Deferred income tax liabilities (note 10) 2,524 2,666 Accrued liabilities (note 6) 62,323 69,986 Total current liabilities 104,986 109,618 Long-term debt (note 8) 12,610 18,085 Pension obligations (note 11) 32,596 25,439 Deferred income tax liabilities (note 10) 7,855 6,452 Other long-term liabilities 4,235 4,288 Total liabilities 162,282 163,882 Commitments and contingencies (note 9)

2 Stockholders’ equity: Preferred stock, 5,000,000 shares authorized, none issued or outstanding — — Common stock, $0.01 par value, 50,000,000 shares authorized, 33,681,537 shares issued at September 30, 2016 (33,053,687 shares issued at September 30, 2015) 337 331 Additional paid-in capital 259,159 239,333 Retained earnings 556,646 529,234 Accumulated other comprehensive income (loss) (65,843) (57,517) Treasury shares, at cost, 5,256,584 at September 30, 2016 and 4,871,884 shares at September 30, 2015 (177,264) (169,262) Total ROFIN-SINAR Technologies Inc. stockholders’ equity 573,035 542,119 Noncontrolling interest in subsidiaries 498 490 Total equity 573,533 542,609 Total liabilities and equity $ 735,815 $ 706,491 See accompanying notes to consolidated financial statements

3 ROFIN-SINAR TECHNOLOGIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014 (dollars in thousands, except share and per share amounts) Years ended September 30, 2016 2015 2014 Net sales $ 485,651 $ 519,643 $ 530,117 Cost of goods sold 308,127 323,165 341,202 Gross profit 177,524 196,478 188,915 Selling, general and administrative expenses 97,642 97,405 106,051 Research and development expenses 36,046 39,987 45,900 Amortization expense 2,678 3,057 2,906 Income from operations 41,158 56,029 34,058 Other expense (income): Interest income (431) (418) (485) Interest expense 357 409 719 Foreign currency losses (gains) 1,196 (1,680) (1,425) Miscellaneous (173) 750 (1,431) Total other expense (income), net 949 (939) (2,622) Income before income taxes 40,209 56,968 36,680 Income tax expense (note 10) 12,789 15,747 11,528 Net income 27,420 41,221 25,152 Less: net income (loss) attributable to the non-controlling interest 8 (37) (16) Net income attributable to RSTI $ 27,412 $ 41,258 $ 25,168 Net income attributable to RSTI per share (note 12): Per share of common stock basic $ 0.97 $ 1.47 $ 0.90 Per share of common stock diluted $ 0.96 $ 1.46 $ 0.89 Weighted average shares used in computing earnings per share (note 12): Basic 28,356,877 28,127,733 28,073,081 Diluted 28,542,641 28,270,944 28,222,191 See accompanying notes to consolidated financial statements

4 ROFIN-SINAR TECHNOLOGIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014 (dollars in thousands) Years ended September 30, 2016 2015 2014 Net income $ 27,420 $ 41,221 $ 25,152 Other comprehensive income (loss): Fair value of interest rate swap agreements, net of tax expense of $ 0, $11 and $15 24 38 47 Foreign currency translation adjustments (4,227) (43,137) (24,850) Defined benefit pension plans, net of tax benefit of $1,914, $309 and $391 (note 11) (4,123) (346) (802) Other comprehensive income (loss), net of tax $ (8,326) $ (43,445) $ (25,605) Total comprehensive income (loss) $ 19,094 $ (2,224) $ (453) Less: Total comprehensive income (loss) attributable to the non-controlling interest 8 (37) (16) Total comprehensive income (loss) attributable to RSTI $ 19,086 $ (2,187) $ (437) See accompanying notes to consolidated financial statements

ROFIN-SINAR TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014

(dollars in thousands, except share data)

	Number of Common Shares Outstanding	Common Stock Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	ROFIN-SINAR Technologies Stockholders' Equity	Non-Controlling Interests	Total Equity
BALANCES at September 30, 2013	28,124,269	$ 327	$ 228,124	$ 462,808	$ 11,533	$ (163,026)	$ 539,766	$ 3,652	$ 543,418
Total comprehensive income (loss)				25,168	(25,605)	—	(437)	(16)	(453)
Purchase of non-controlling interest	—	—	(2,302)	—	—	—	(2,302)	(2,730)	(5,032)
Common stock issued in connection with stock incentive plans	158,050	2	7,010	—	—	—	7,012	—	7,012
Purchases of treasury stock	(270,203)	—	—	—	—	(6,236)	(6,236)	—	(6,236)
BALANCES at September 30, 2014	28,012,116	$ 329	$ 232,832	$ 487,976	$ (14,072)	$ (169,262)	$ 537,803	$ 906	$ 538,709
Total comprehensive income (loss)				41,258	(43,445)	—	(2,187)	(37)	(2,224)
Purchase of non-controlling interest	—	—	(69)	—	—	—	(69)	(379)	(448)
Common stock issued in connection with stock incentive plans	169,687	2	6,570	—	—	—	6,572	—	6,572
Purchases of treasury stock	—	—	—	—	—	—	—	—	—
BALANCES at September 30, 2015	28,181,803	$ 331	$ 239,333	$ 529,234	$ (57,517)	$ (169,262)	$ 542,119	$ 490	$ 542,609
Total comprehensive income (loss)				27,412	(8,326)	—	19,086	8	19,094
Purchase of non-controlling interest	—	—	—	—	—	—	—	—	—
Common stock issued in connection with stock incentive plans	627,850	6	19,826	—	—	—	19,832	—	19,832
Purchases of treasury stock	(384,700)	—	—	—	—	(8,002)	(8,002)	—	(8,002)
BALANCES at September 30, 2016	28,424,953	$ 337	$ 259,159	$ 556,646	$ (65,843)	$ (177,264)	$ 573,035	$ 498	$ 573,533

See accompanying notes to consolidated financial statements

5

6 ROFIN-SINAR TECHNOLOGIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED SEPTEMBER 30, 2016, 2015 AND 2014 (dollars in thousands) Years ended September 30, 2016 2015 2014 CASH FLOWS FROM OPERATING ACTIVITIES: Net income $ 27,420 $ 41,221 $ 25,152 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 15,819 16,190 17,312 Issuance of restricted stock 386 275 292 Provision for doubtful accounts 1,879 552 889 Exchange rate (gains) losses 1,205 (1,062) (837) Loss (gains) on disposal of property and equipment 6 566 (55) Stock-based compensation expenses 3,980 4,189 4,282 Deferred income taxes 1,416 (3,396) (2,178) Other non-cash income — — (1,000) Change in operating assets and liabilities: Accounts receivable, trade (12,215) 2,701 (3,560) Other accounts receivable (2,699) 1,394 2,866 Inventories (4,513) (7,421) (1,972) Prepaid expenses and other 150 (3,970) (2,316) Accounts payable 309 2,509 (653) Income taxes payable (190) 1,865 1,221 Accrued liabilities and pension obligations (4,065) 12,966 (3,899) Net cash provided by operating activities 28,888 68,579 35,544 CASH FLOWS FROM INVESTING ACTIVITIES: Additions to property and equipment (20,772) (33,998) (10,389) Proceeds from the sale of property and equipment 176 527 231 Purchases of short-term investments (10,740) (9,327) (38,671) Proceeds from the sale of short-term and long-term investments 6,210 15,860 30,499 Acquisitions — — (5,891) Net cash used in investing activities (25,126) (26,938) (24,221) CASH FLOWS FROM FINANCING ACTIVITIES: Proceeds from the issuance of debt 24,230 34,260 39,726 Repayments to bank (26,291) (23,436) (41,677) Purchase of treasury stock (8,002) — (6,236) Issuance of common stock 15,466 2,109 2,389 Excess tax benefit from stock options — — 48 Payment of contingent acquisition-related obligations (1,093) (800) — Payments to subsidiary’s minority shareholders — (410) (4,911) Net cash provided by (used in) financing activities 4,310 11,723 (10,661) Effect of foreign currency translation on cash (58) (12,172) (5,858) Net increase (decrease) in cash and cash equivalents 8,014 41,192 (5,196) Cash and cash equivalents at beginning of year 169,729 128,537 133,733 Cash and cash equivalents at end of year $ 177,743 $ 169,729 $ 128,537 Cash paid during the year for interest $ 292 $ 277 $ 355 Cash paid during the year for income taxes $ 12,487 $ 16,082 $ 10,716 See accompanying notes to consolidated financial statements

7 ROFIN-SINAR TECHNOLOGIES INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS September 30, 2016, 2015, and 2014 (dollars in thousands, except per share amounts) 1. SUMMARY OF ACCOUNTING POLICIES Description of the Company and Business The primary business of ROFIN-SINAR Technologies Inc. (“ROFIN” or “RSTI” or “the Company”) is to develop, manufacture, and market industrial lasers and supplies used for material processing applications. The majority of the Company’s customers are in the machine tool, automotive, semiconductor, and electronics industries and are located in the United States, Europe, and Asia/Pacific. For the years ended September 30, 2016, 2015 and 2014, ROFIN generated approximately 54%, 58% and 58%, respectively, of its revenues from the sale of lasers and laser systems. For the years ended September 30, 2016, 2015 and 2014, approximately 46%, 42% and 42%, respectively, of its revenues were generated from sales of after-sales services, replacement parts and components for laser products. On March 16, 2016, the Company entered into a Merger Agreement with Coherent, Inc. ("Coherent") and Rembrandt Merger Sub Corp., a wholly-owned subsidiary of Coherent ("Merger Sub"), providing for, subject to the terms and conditions of the Merger Agreement, the acquisition of the Company by Coherent at a price of $32.50 per share, without interest (the "Merger Consideration"), through the Merger of Merger Sub with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Coherent. Subsequent Events The Company has evaluated subsequent events through January 17, 2017, which is the date consolidated financial statements were available to be issued. On November 7, 2016, the transaction was completed and as a consequence of the effectiveness of the transaction, Coherent has become the sole shareholder of ROFIN-SINAR Technologies Inc. Principles of Consolidation and Basis of Presentation The accompanying consolidated financial statements of RSTI and its subsidiaries were prepared in accordance with accounting principles generally accepted in the United State of America ("U.S. GAAP") and include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries over which the Company exercises control and, when applicable, for which the Company has a controlling financial interest or is the primary beneficiary. All intercompany balances and transactions have been eliminated in consolidation. Acquisitions The Company uses the acquisition method of accounting for its acquisitions with the respective results of operations included in the consolidated results from the date of acquisition. • Effective June 12, 2014, the Company acquired the remaining 5% of the common stock of DILAS Diodenlaser GmbH (“DILAS”) through its wholly-owned subsidiary ROFIN-SINAR Technologies Europe S.L.U. (“RSTE”). The Company currently holds 100% of the share capital of DILAS.

8 • Effective December 23, 2014, the Company acquired an additional 8.8% of the common stock of Nanjing Eastern Laser Company, Ltd. (“NELC”). The company currently holds 88.8% of the share capital of NELC. The Company also completed the following acquisition of certain assets. • On April 10, 2014, the Company completed the acquisition of certain assets of FiLaser USA LLC. ("FiLaser") and subsidiaries. The transaction contained all intellectual property including know-how, patents, and patent applications of FiLaser. FiLaser has developed advanced laser process technology used for precision cutting and drilling of brittle material including glass, sapphire and semiconductor substrates. The Company has held back approximately 4% of the purchase price as security for various claims. In addition, the purchase agreement also provides for potential future earn-out payments from revenues generated from certain of these intangible assets. Fair Value The Company’s cash, short-term investments, accounts receivable and accrued liabilities are carried at amounts that reasonably approximate their fair value due to their short-term nature. The Company’s notes payable are at variable interest rates that approximate market. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models may be applied. Assets and liabilities recorded at fair value in our balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Hierarchical levels are directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities and are as follows: • Level 1 - Unadjusted observable quoted prices for identical instruments in active markets. • Level 2 - Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets. • Level 3 - Unobservable inputs reflecting management's own assumptions about the inputs used in pricing the asset or liability. Cash Equivalents Cash equivalents consist of financial instruments that are readily convertible into cash and have original maturities of three months or less at the time of acquisition. Inventories Inventories are stated at the lower of cost or market, after provisions for excess and obsolete inventory salable at prices below cost. Costs are determined using the first-in, first-out and weighted average cost methods. The Company writes down inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

9 We also write-down up to ninety percent of our total demo inventory costs over thirty six months. Property and Equipment Property and equipment are recorded at cost and depreciated over their estimated useful lives, except for leasehold improvements, which are amortized over the lesser of their estimated useful lives or the term of the lease. The methods of depreciation are straight line for financial reporting purposes and accelerated for income tax purposes. Depreciable lives for financial reporting purposes are as follows: Useful Lives Buildings 40 Years Technical machinery and equipment 3-10 Years Furniture and fixtures 3-10 Years Computers and software 3-4 Years Leasehold improvements Lesser of Estimated Useful lives or Term of lease Total depreciation expense for the years ended September 30, 2016, 2015 and 2014, amounted to $13,141, $13,133, and $14,406, respectively. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Goodwill and Other Intangible Assets Goodwill represents the excess purchase price over the fair value of the assets acquired in connection with the Company’s acquisitions. Goodwill is required to be tested on an annual basis for potential impairment at the reporting unit level. A reporting unit is defined as the lowest level of an entity that is a business and that can be distinguished, physically and operationally and for internal reporting purposes, from other activities, operations and assets of the entity. A reporting unit can be no higher than an operating segment. The Company manages its business under one operating and reportable segment, and has one reporting unit. In testing for impairment, the fair value of the reporting unit, that is determined based on market data, is compared to its carrying amount. If the carrying value is below the fair value assessment, there will be no impairment loss. If the fair value is below the carrying value, then the Company is required to perform an additional test to determine the implied fair value of the goodwill. The Company performed its annual goodwill impairment testing as of September 30th and determined that the fair value of its reporting unit exceeds its carrying value and accordingly, the second step of the impairment test was not required to be performed. Revenue Recognition and Accounts Receivable Valuation

10 Revenue is recognized when persuasive evidence of an arrangement exists, the product has been delivered, the price is fixed or determinable and collection is reasonably assured. Terms under these arrangements are generally free on board (“FOB”) shipping point, or ex works factory (“EXW”), at which time legal title passes from the Company to the customer. Therefore, delivery is generally considered to have occurred upon shipment. In certain circumstances customers may negotiate different terms. In these situations, delivery is considered to have occurred once legal title has passed from the Company to the customer. This may be at delivery to the customer’s destination or acceptance by the Company’s customer. Sales to end-user customers and resellers typically do not have customer acceptance provisions and only certain of the original equipment manufacturer (“OEM”) customer sales have customer acceptance provisions. Customer acceptance is generally limited to performance under published product specifications. For the few product sales that have customer acceptance provisions because of higher than published specifications, (1) the products are tested and accepted by the customer at a company site or by the customer’s acceptance of the results of a testing program prior to shipment to the customer, or (2) the revenue is deferred until customer acceptance occurs. The Company records revenues net of volume discount rebates that are earned by certain OEM customers, based on sales levels, pursuant to contractual agreements. The vast majority of our sales are made to OEMs, resellers, and end users in the industrial market. Sales made to OEMs and resellers in the industrial market do not require installation of the products by the Company, as installation is performed by the customer and are not subject to other post-delivery obligations. The Company may enter into multiple-deliverable arrangements which include the delivery of lasers, laser systems, installation, and training. Revenue from these arrangements is allocated to separate units of accounting if certain criteria are met. The allocation of the arrangement consideration to the separate units of accounting is based on vendor-specific objective evidence or third-party evidence of selling price. If such evidence is not available, the Company uses best estimate of selling price. Revenue related to installation and training is recognized when installation is completed or training is provided which usually takes place up to three months after the delivery of the laser or the laser system. The Company records allowances for uncollectible customer accounts receivable based on historical experience. Additionally, an allowance is made based on an assessment of specific customers’ financial condition and liquidity. If the financial condition of the Company’s customers were to deteriorate, additional allowances may be required. Income and Other Taxes Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss tax carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company recognizes certain tax liabilities for anticipated tax audit findings in the U.S. and other tax jurisdictions based on its estimate of whether, and to the extent to which additional taxes would be due. If the audit finding results in actual taxes owed more or less than what the Company anticipated, its income tax expense would increase or decrease in the period of determination. Revenue and expenses are presented net of any country-specific taxes. Accounting for Warranties

11 The Company issues a standard warranty of one to two years for parts and labor on lasers that are sold. Additionally, extended warranties are negotiated on a contract-by-contract basis. The Company provides for estimated warranty costs as products are shipped. The Company’s estimate of costs to fulfill its warranty obligations is based on historical experience and expectation of future conditions. To the extent the Company experiences increased warranty claim activity or increased costs associated with servicing those claims, revisions to the estimated warranty liability would be required. Foreign Currency Translation The assets and liabilities of the Company’s operations outside the United States are translated into U.S. dollars at exchange rates in effect on the balance sheet date, and revenues and expenses are translated using a weighted average exchange rate during the period. Gains or losses resulting from the translation of foreign currency financial statements are recorded as a separate component of stockholders’ equity. Gains and losses resulting from the re-measurement of foreign currency transactions are reported as a component of “Other expense (income), net”. Earnings per Share (“EPS”) Basic EPS is computed by dividing “Net Income attributable to RSTI” by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution from common stock equivalents (stock options). Comprehensive Income Comprehensive income consists of net income, foreign currency translation adjustments, pension liability adjustments and changes in the fair value of interest rate swap agreements, and is presented in the consolidated statements of stockholders’ equity and comprehensive income. Research and Development Expenses Research and development costs are expensed when incurred and are net of primarily German and other European governments and European Union grants of $707, $691 and $1,555, received for the years ended September 30, 2016, 2015 and 2014, respectively. The Company has no future obligations under such grants. Derivative Financial Instruments The Company uses derivative financial instruments to manage funding costs and exposures arising from fluctuations in interest rates. These derivative financial instruments consist primarily of interest rate swaps. The Company does not use derivative financial instruments for trading purposes. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of the variability of cash flows to be paid related to a recognized liability (“cash flow” hedge). Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income, until earnings are affected by the variability in cash flows of the designated hedged item.

12 Interest rate swap agreements designated as hedges of the Company’s financial liabilities are recorded in the consolidated balance sheet at fair value. Adjustments to the fair value of the derivative asset or liability are recorded as an adjustment to other comprehensive income. At September 30, 2016, the Company did not hold any interest rate swaps. From time to time, the Company enters into foreign currency forward contracts and forward exchange options generally of less than one year duration to hedge a portion of its sales transactions denominated in foreign currencies. The gains and losses from these foreign currency forward contracts and forward exchange options are reflected in the consolidated statement of operations. At September 30, 2016, the Company held Japanese yen forward exchange contracts with notional amounts of Euro 2.3 million. Operating Leases The Company leases facilities under operating leases. Building lease agreements generally include rent escalation clauses. Most of the Company’s lease agreements include renewal periods at the Company’s option. The Company recognizes scheduled rent increases on a straight-line basis over the lease term beginning with the date the Company takes possession of the leased space. Use of Estimates Management of the Company makes a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the reporting of revenues and expenses, to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Significant items subject to such estimates and assumptions include the valuation allowance for receivables, inventory valuation, warranty liabilities, the valuation allowance for deferred tax assets, assets and obligations related to employee benefits, and share-based payment awards. Actual results could differ from these estimates. Stock Incentive Plans The Company measures share-based payments to employees, including grants of employee stock options, at fair value and expenses them in the consolidated statement of operations over the service period (generally the vesting period) of the grant. Shipping and Handling Costs The Company accounts for shipping and handling fees and costs by recording revenue from shipping and handling fees in net sales and shipping and handling costs in cost of sales. Recent Accounting Pronouncements In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)." ASU 2014-09 provides guidance on revenue from contracts with customers, which implements a five step process of how an entity should recognize revenue in order to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This standard was initially released as effective for fiscal years beginning after December 15, 2016. In August 2015, the FASB issued ASU No. 2015-14 which defers the effective date of ASU 2014-09 by one year, with a new effective date for fiscal years beginning after December 15, 2017 (fiscal year 2019 for the Company). The new guidelines can be implemented using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting

13 ASU 2014-09 recognized at the date of adoption. In May 2016, accounting guidance was issued to clarify the not yet effective revenue recognition guidance issued in May 2014. This additional guidance does not change the core principle of the revenue recognition guidance issued in May 2014, rather, it provides clarification of accounting for collections of sales taxes as well as recognition of revenue (i) associated with contract modifications, (ii) for noncash consideration, and (iii) based on the collectability of the consideration from the customer. The guidance also specifies when a contract should be considered “completed” for purposes of applying the transition guidance. The effective date and transition requirements for this guidance are the same as the effective date and transition requirements for the guidance previously issued in 2014, which is effective for our fiscal year 2019. In August 2014, the FASB issued No. ASU 2014-15, "Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern". ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, ASU 2014-15 (1) provides a definition of the term substantial doubt, (2) requires an evaluation every reporting period including interim periods, (3) provides principles for considering the mitigating effect of management’s plans, (4) requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) requires an express statement and other disclosures when substantial doubt is not alleviated, and (6) requires an assessment for a period of one year after the date that the financial statements are issued (or are available to be issued). The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016. Early application is permitted. The Company does not believe the adoption of this guidance will have a material impact on our consolidated financial statements. In April 2015, the FASB issued ASU No. 2015-05, "Customer's Accounting for Fees Paid in a Cloud Computing Arrangement". ASU 2015-05 provides guidance to customers about whether a cloud computing arrangement includes a software license. If the arrangement includes a software license, the customer should account for the software license element in a manner consistent with the acquisition of other software licenses. If the arrangement does not include a software license, the customer should account for the arrangement as a service contract. This guidance will be effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015 (fiscal year 2017 for the Company). The Company does not believe the pronouncement will have a material impact on the Company’s consolidated financial statements. In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs”. This standard amends existing guidance to require the presentation of debt issuance cost in the balance sheet as a deduction from the carrying amount of the related debt liability instead of a deferred charge. It is effective for annual reporting periods beginning after December 15, 2015, but early adoption is permitted. The Company does not believe the pronouncement will have a material impact on the Company’s financial statements and will implement the pronouncement in fiscal year 2017. In July 2015, the FASB issued ASU No. 2015-11, "Simplifying the Measurement of Inventory". The new guidance does not apply to inventory that is measured using last-in, first-out or the retail inventory method. The guidance applies to all other inventory, which includes inventory that is measured using first-in, first-out or average cost and requires that inventory should be measured at the lower of cost and net realizable value. These amendments are effective for fiscal years beginning after December 15, 2016 (fiscal year 2018 for the Company). The Company is currently evaluating the impact of the new guidance on its consolidated financial statements, and will implement the guidance in fiscal year 2018. On November 20, 2015, the FASB issued ASU No. 2015-17, "Balance Sheet Classification of Deferred Assets". The new guidance will require entities to present deferred tax assets and deferred tax liabilities as noncurrent in a classified balance sheet. This amendment is effective for fiscal years beginning after December 15, 2016, and interim periods within those years. Early adoption is allowed and entities are permitted to apply the amendments either prospectively or retrospectively. The Company will adopt the guidance in fiscal year 2018. In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Liabilities. The guidance requires equity investments, except those accounted for under the equity method of accounting, to be measured at fair value with changes in fair value recognized in net income. Companies may elect to measure equity instruments that do not

14 have readily determinable fair values at cost, less impairment (if any), plus or minus changes resulting from observable price changes. If a company has elected to measure a liability at fair value, the changes in fair value resulting from instrument specific credit risk are required to be recorded through other comprehensive income. Companies are also required to separately present financial assets and financial liabilities, by measurement category and form of financial asset, on the balance sheet or in the notes to the financial statements. ASU No. 2016-01 will be effective for fiscal years and interim periods beginning after December 15, 2017 (fiscal year 2019 for the Company) and is required to be applied prospectively with a cumulative effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. Early adoption is not permitted, except for recognition of changes in fair value of a liability resulting from a change in instrument specific credit risk through other comprehensive income. The Company does not believe the pronouncement will have a material impact on the Company’s financial statements and will implement the pronouncement in fiscal year 2019. In February 2016, the FASB issued ASU No. 2016-02, "Leases". This guidance requires lessees to record the assets and liabilities arising from all leases in the statement of financial position. Under ASU No, 2016-02, lessees will recognize a liability for lease payments and right-of-use asset. When measuring asset and liabilities, a lessee should include amounts related to option terms, such as an option of extending or terminating the lease or purchasing the underlying asset, that are reasonably certain to be exercised. For leases with a term of 12 months or less, lessees are permitted to make an accounting policy election to not recognize lease assets and liabilities. ASU No. 2016-02 retains the distinction between finance leases and operating leases and the classification criteria remains similar. For financing leases, a lessee will recognize the interest on a lease liability separate from amortization of the right-to-use asset. In addition, repayments of principal will be presented within financing activities and interest payments will be presented within operating activities in the statement of cash flows. For operating leases, a lessee will recognize a single lease cost on a straight-line basis and classify all cash payments within operating activities in the statement of cash flows. ASU No. 2016-02 will be effective for years and interim periods beginning after December 15, 2018 and is required to be applied using a modified retrospective approach. Early adoption is permitted but has not been elected. The Company has not yet evaluated the expected impact ASU No. 2016-02 will have on its financial position and results of operations and will adopt the guidance in fiscal year 2020. In March 2016, the FASB issued amended guidance that simplifies several aspects of the accounting for employee share based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. Under the new guidance, an entity recognizes all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement. This change eliminates the notion of the APIC pool and significantly reduces the complexity and cost of accounting for excess tax benefits and tax deficiencies. The new standard will become effective for our fiscal year beginning October 1, 2017. We are currently assessing the impact of this amended guidance and the timing of adoption. In October 2016, the FASB issued amended guidance that improves the accounting for the income tax consequences of intra- entity transfers of assets other than inventory. Under the new guidance, an entity should recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The new standard will become effective for our fiscal year beginning October 1, 2018. We are currently assessing the impact of this amended guidance and the timing of adoption. Other accounting standards that have been issued by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company's financial statements upon adoption.

15 2. FAIR VALUE MEASUREMENTS Financial assets and liabilities, measured at fair value on a recurring basis, are classified on the valuation hierarchy in the table below: September 30, 2016 Total Level 1 Level 2 Level 3 Cash and cash equivalents $ 177,743 $ 177,743 $ — $ — Short-term investments 9,191 9,191 — — Derivatives (169) — (169) — Other long-term assets 550 — 550 — Total assets and liabilities at fair value $ 187,315 $ 186,934 $ 381 $ — September 30, 2015 Total Level 1 Level 2 Level 3 Cash and cash equivalents $ 169,729 $ 169,729 $ — $ — Short-term investments 5,833 5,833 — — Derivatives (51) — (51) — Other long-term assets 550 — 550 — Total assets and liabilities at fair value $ 176,061 $ 175,562 $ 499 $ — 3. INVENTORIES Inventories, net of obsolescence and lower of cost or market reserves, are summarized as follows: September 30, 2016 2015 Finished goods $ 31,921 $ 29,720 Work in progress 42,732 38,602 Raw materials and supplies 62,882 67,434 Demo inventory 12,960 13,655 Service parts 33,330 31,614 Total inventories $ 183,825 $ 181,025 4. PROPERTY AND EQUIPMENT Property and equipment include the following: September 30, 2016 2015 Land and buildings $ 61,786 $ 63,302 Technical machinery and equipment 68,921 63,764 Construction in progress 10,907 1,461 Furniture and fixtures 30,767 28,461 Computers and software 7,786 8,022 Leasehold improvements 22,813 26,818 Total property and equipment, at cost $ 202,980 $ 191,828

5. GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the years ended September 30, 2016 and 2015, are as follows:

	Germany	United States	Rest of World	Total
Balance as of September 30, 2014	$ 40,938	$ 13,091	$ 46,326	$ 100,355
Additional goodwill from acquisitions	—	—	—	—
Currency exchange differences	(4,326)	(325)	(2,163)	(6,814)
Balance as of September 30, 2015	$ 36,612	$ 12,766	$ 44,163	$ 93,541
Additional goodwill from acquisitions	—	—	—	—
Currency exchange differences	45	3	(830)	(782)
Balance as of September 30, 2016	$ 36,657	$ 12,769	$ 43,333	$ 92,759

The carrying values of other intangible assets are as follows:

	September 30, 2016		September 30, 2015	
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:				
Patents	$ 16,970	$ 9,938	$ 16,985	$ 9,151
Customer base	17,545	17,115	17,220	16,451
Other	23,869	18,528	23,527	17,363
Total	$ 58,384	$ 45,581	$ 57,732	$ 42,965

Patents are amortized on a straight-line basis over the life of the patent which ranges from 1 to 20 years. Customer base is amortized on a straight-line basis over seven years. Other intangible assets, mainly comprised of software and unpatented technology, are amortized on a straight-line basis between 1 and 16 years. Amortization expense for the years ended September 30, 2016, 2015 and 2014, was $2,678, $3,057 and $2,906, respectively.

At September 30, 2016, estimated amortization expense of existing intangible assets for the next five fiscal years and thereafter, based on the average exchange rates as of September 30, 2016, is as follows:

	Amortization Expense
2017	$ 2,700
2018	2,100
2019	1,400
2020	1,100
2021 and thereafter	5,500

16

17 6. ACCRUED LIABILITIES Accrued liabilities are comprised of the following: September 30, 2016 2015 Employee compensation $ 20,845 $ 24,314 Warranty reserves 10,849 10,913 Invoices to be received 3,319 4,343 Customer deposits 13,906 16,188 Deferred income 3,287 3,362 Other 10,117 10,866 Total accrued liabilities $ 62,323 $ 69,986 The Company provides for the estimated costs of product warranties when revenue is recognized. The estimate of costs to fulfill warranty obligations is based on historical experience and expectation of future conditions. The change in warranty reserves for the years ended September 30, 2016 and 2015, are as follows: Balance as of September 30, 2014 $ 10,778 Additional accruals for warranties during the period 3,365 Usage during the period (2,351) Currency translation (879) Balance as of September 30, 2015 $ 10,913 Additional accruals for warranties during the period 4,261 Usage during the period (4,261) Currency translation (64) Balance as of September 30, 2016 $ 10,849 7. LINES OF CREDIT The Company maintains $20,000 in short-term lines of credit in the U.S. As of September 30, 2016 and 2015, $20,000 remained unused and available for future use. In addition, the Company’s non-U.S. subsidiaries have short-term credit lines amounting to $40,532, which allow them to borrow in the applicable local currency. At September 30, 2016 and 2015, direct borrowings under these agreements totaled $3,569 and $3,932, respectively. Additionally, $1,552 and $2,244 were used for bank guarantees under those lines of credit as of September 30, 2016 and 2015, respectively. The remaining unused portion of the lines of credit at September 30, 2016, was $35,411, in aggregate. Interest rates vary from 0.43% to 1.35%, depending upon the country and the usage made of the available credit. Furthermore, the Company also maintains credit lines specific to bank guarantees amounting to $12,924 and $12,180 as of September 30, 2016 and 2015, respectively, of which $3,141 and $4,656 was used as of September 30, 2016 and 2015, respectively. The Company is subject to financial covenants under some of these lines of credit, which could restrict the Company from drawing money under them. The Company was in compliance with all covenants as of September 30, 2016.

18 8. LONG-TERM DEBT Long-term debt included in the consolidated balance sheets is comprised of the following: September 30, Description 2016 2015 1.85% Term loan due 2018 1,632 2,561 1.7% Term loan due 2017 2,797 2,794 1.0% State of Connecticut Term loan due 2023 2,487 2,850 1.3% Term loan due 2024 11,189 11,174 Total long-term debt facilities 18,106 19,379 Current portion of long-term debt included in line of credit and short-term borrowings 5,496 1,294 Total long-term debt $ 12,610 $ 18,085 Future contractual principal payments of long-term debt as of September 30, 2016, are as follows: Fiscal year ending September 30, Total 2018 2,469 2019 1,773 2020 1,777 2021 1,781 2022 and thereafter 4,810 $ 12,610 9. COMMITMENTS The Company leases operating facilities and equipment under various operating leases. The lease agreements require payment of real estate taxes, insurance, and maintenance expenses by the Company. Minimum lease payments for future fiscal years under non-cancellable operating leases as of September 30, 2016, are: Fiscal year ending September 30, Total 2017 $ 6,528 2018 3,913 2019 2,575 2020 1,485 2021 550 2022 and thereafter 2,186 Rent expense charged to operations for the years ended September 30, 2016, 2015 and 2014, approximated $9,247, $10,728 and $10,786, respectively. Purchase obligations for payments due under various types of agreements to purchase raw materials, services and other goods as of September 30, 2016, are: Less than 1 year 71,797 1 - 3 Years 11,843 3 - 5 Years 33 More than 5 years 115

19 10. INCOME TAXES Significant components of the income tax provision are as follows: Years ended September 30, 2016 2015 2014 Current: United States - federal $ 2,319 $ 3,533 $ 3,872 United States - state 1,056 458 478 Foreign 7,998 15,152 9,356 Total current 11,373 19,143 13,706 Deferred: United States - federal 1,285 (1,194) (1,139) United States - state $ 168 $ (82) $ (63) Foreign (37) (2,120) (976) Total deferred 1,416 (3,396) (2,178) Total income tax expense $ 12,789 $ 15,747 $ 11,528 Income before income taxes is attributable to the following geographic regions: Years ended September 30, 2016 2015 2014 United States $ 6,391 $ 7,501 $ 5,383 Foreign 33,818 49,467 31,297 Total income before income taxes $ 40,209 $ 56,968 $ 36,680 The difference between actual income tax expense and the amount computed by applying the U.S. federal income tax rate is as follows: Years ended September 30, 2016 2015 2014 U.S. federal statutory tax rate 35% 35% 35 % Computed “expected” tax expense $ 14,073 $ 19,939 $ 12,838 Difference between U.S. and foreign statutory rates (3,239) (4,320) (3,087) Research & development credits (917) (806) (276) Adjustment of valuation allowance 255 (225) (401) Change in statutory tax rates 80 2 774 Non-deductible transaction costs 1,456 — — Stock-based compensation 1,115 1,186 1,212 Other (34) (29) 468 Actual tax expense $ 12,789 $ 15,747 $ 11,528

20 Total income taxes for the years ended September 30, 2016, 2015 and 2014, were allocated as follows: Years ended September 30, 2016 2015 2014 Income taxes from operations $ 12,789 $ 15,747 $ 11,528 Stockholders’ equity: Tax benefit applicable to the exercise of stock options — — (48) Tax (benefit) expense applicable to defined benefit pension plan (1,914) (309) (391) Tax (benefit) expense applicable to the fair value of interest swap agreements — 11 15 Total income tax $ 10,875 $ 15,449 $ 11,104

21 Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of net deferred income taxes are as follows: September 30, 2016 2015 Deferred income tax assets: Foreign Net operating loss carryforwards $ 3,781 $ 5,122 Inventories 6,973 6,912 Pension obligations 4,185 2,676 Accounts payable 303 85 Accounts receivable 876 — Other 679 627 Total Foreign 16,797 15,422 United States: Net operating loss carryforwards 5,745 6,425 Tax credits 439 576 Warranty reserve 940 858 Inventories 8,052 8,121 Allowance for doubtful accounts 316 297 Accrued liabilities 916 783 Pension obligations 2,824 2,109 Property & equipment — 278 Accounts receivable 370 355 Stock-based compensation expense 2,591 2,682 Other 141 216 Total United States 22,334 22,700 Gross deferred income tax assets 39,131 38,122 Less: Valuation allowance (2,717) (2,463) Net deferred income tax assets $ 36,414 $ 35,659 Deferred income tax liabilities: Foreign: Property & equipment (357) (174) Intangibles (3,056) (2,784) Accounts receivable — (244) Other (357) (259) Total Foreign (3,770) (3,461) United States: Other non-current assets (73) (70) Property & equipment (75) — Other intangibles (40) — Total United States (188) (70) Gross deferred income tax liabilities (3,958) (3,531) Net deferred income tax assets $ 32,456 $ 32,128

22 The total deferred income tax assets (liabilities) are included in the accompanying consolidated balance sheet as follows: September 30, 2016 2015 Deferred income tax assets – current $ 25,780 $ 25,718 Deferred income tax assets – non-current 17,055 15,528 Deferred income tax liabilities – current (2,524) (2,666) Deferred income tax liabilities – non-current (7,855) (6,452) Net deferred income tax assets $ 32,456 $ 32,128 In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible, as well as limitations imposed by the relevant taxing jurisdictions on the future benefits of those deductions. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, the relevant statutory and regulatory limitations, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. At September 30, 2016, the Company had state net operating tax loss carryforwards available of $30,611 in the United States (which start to expire in 2023). Additionally, the Company had federal net operating tax loss carryforwards available of $10,143 in the United States, $5,214 in Germany and $10,032 in other European/Asian countries (which start to expire in 2017). As of September 30, 2016, deferred tax assets, net of valuation allowances related to these operating tax losses and tax credits, amounted to $6,809. We have accumulated undistributed earnings of foreign subsidiaries aggregating approximately $460 million at September 30, 2016. These earnings are expected to be indefinitely reinvested outside of the United States. If those earnings were distributed in the form of dividends or otherwise, they would be subject to United States federal income taxes (subject to an adjustment for foreign tax credits), state income taxes and withholding taxes payable to the various foreign countries. It is not currently practicable to estimate the tax liability that might be payable on the repatriation of these foreign earnings. The Company's policy is to recognize interest and penalties accrued on any unrecognized tax benefits as interest expense and selling, general and administrative expenses, respectively. The Company classified the unrecognized tax benefit as non-current because payment is not anticipated within one year of the balance sheet date. As of September 30, 2016, the Company's gross unrecognized tax benefits totaled $581, which includes $160 interest and penalties. Approximately $421 of unrecognized tax benefits would impact the effective tax rate, if recognized. The Company estimates that the unrecognized tax benefits will not change significantly within the next year.

23 A reconciliation of the beginning and ending amount of gross unrecognized tax benefits, excluding the related accrual for interest, is as follows: Balance at September 30, 2013 $ 440 Decreases in tax positions for prior years (69) Increases in tax positions for current year 194 Settlements with taxing authorities — Balance at September 30, 2014 $ 565 Decreases in tax positions for prior years (185) Increases in tax positions for current year — Settlements with taxing authorities (146) Balance at September 30, 2015 $ 234 Decreases in tax positions for prior years (3) Increases in tax positions for current year 91 Increases in tax positions for prior years 259 Settlements with taxing authorities — Balance at September 30, 2016 $ 581 The Company files federal and state income tax returns in several domestic and foreign jurisdictions. In most tax jurisdictions, returns are subject to examination by the relevant tax authorities for a number of years after the returns have been filed. With limited exceptions, the Company is no longer subject to examination by the United States Internal Revenue Service for years through 2011. With respect to state and local tax jurisdictions and countries outside the United States, with limited exceptions, the Company is no longer subject to income tax audits for years before 2010. 11. EMPLOYEE BENEFIT PLANS The Company has defined benefit pension plans for the RSL and Rofin-Sinar Inc. (RS Inc.) employees. The Company’s U.S. plan began in fiscal year 1995 and is funded. Any new employees hired after January 1, 2007, are not eligible for the RS Inc. pension plan. As is the normal practice with German companies, the German pension plan is unfunded. Any new employees, hired after the acquisition of RBL in 2000, are not eligible for the RSL pension plan. The measurement date of the Company’s pension plans is September 30. Effective January 1, 2012, the RS Inc. defined benefit pension plan was amended to exclude highly compensated employees, as defined by the Internal Revenue Service, from receiving future years of service under the RS Inc. pension plan. A non-qualified defined benefit pension plan was created to replace the benefits lost by the employees that were otherwise excluded from the qualified pension plan. The determination of the Company’s obligation and expense for pension is dependent on the selection of certain actuarial assumptions in calculating those amounts. Assumptions are made about interest rates, expected investment return on plan assets, total turnover rates, and rates of future compensation increases. In addition, the Company’s actuarial consultants use subjective factors such as withdrawal rates and mortality rates to develop their calculations of these amounts. The Company generally reviews these assumptions at the beginning of each fiscal year. The Company is required to consider current market conditions, including changes in interest rates, in making these assumptions. The actuarial assumptions that the Company uses may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact on the amount of pension benefits expense the Company has recorded or may record. Another key assumption in determining the net pension expense is the assumed discount rate to be used to discount plan obligations. The Company's U.S. plan uses a cash flow matching approach, which uses projected cash flows matched to spot

24 rates along a high-quality corporate yield curve to determine the present value of cash flows to calculate a single equivalent discount rate. A lower discount rate increases the present value of benefit obligations and increases pension expense. To determine the expected long-term rate of return on plan assets, the Company considers the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. The following table sets forth the funded status of the plans at the balance sheet dates: September 30, 2016 2015 Change in benefit obligation: Projected benefit obligation at beginning of year $ 35,988 $ 36,441 Service cost 880 928 Interest cost 1,159 1,062 Actuarial losses (gains) 6,838 259 Foreign exchange rate impacts 20 (1,898) Benefits paid – total (707) (804) Projected benefit obligation at end of year 44,178 35,988 Projected benefit obligation at end of year: U.S. plans 18,836 15,810 Foreign plans 25,342 20,178 Projected benefit obligation at end of year 44,178 35,988 Change in plan assets: Fair value of plan assets at beginning of year 10,095 10,276 Actual return on plan assets 788 (163) Employer contributions 550 422 Benefits paid – funded plans (312) (440) Fair value of plan assets at end of year 11,121 10,095 Fair value of plan assets at end of year: U.S. plans 11,121 10,095 Foreign plans — — Fair value of plan assets at end of year 11,121 10,095 Funded status at end of year $ (33,057) * $ (25,893) * Amounts recognized in the consolidated balance sheet Accrued benefit liability $ (33,057) $ (25,893) Accumulated other comprehensive loss (pre-tax) 15,948 9,911 Net amount recognized $ (17,109) $ (15,982) *$461 and $454 relate to expected payments in the following twelve months for the Company’s unfunded non-US plans and are therefore classified in current “Accrued liabilities” in the consolidated balance sheets as of September 30, 2016 and 2015, respectively. The following table sets forth information for pension plans with an accumulated benefit obligation in excess of plan assets: September 30, 2016 2015 Projected benefit obligation $ 44,178 $ 35,988 Accumulated benefit obligation 40,396 33,383 Fair value of plan assets 11,121 10,095

25 The components of net periodic benefit cost and other changes recognized in other comprehensive income: September 30, 2016 2015 Net periodic benefit cost Service Cost $ 880 $ 928 Interest Cost 1,159 1,062 Expected return on plan assets (659) (700) Amortization of net loss 628 405 Amortization of prior service cost 75 75 Effect of settlement — (13) Net periodic benefit cost $ 2,083 $ 1,757 Other changes recognized in other comprehensive income Net loss (gain) 6,112 730 Amortization of prior service cost (75) (75) Total recognized in other comprehensive income $ 6,037 $ 655 Total recognized in net periodic benefit cost and other comprehensive income $ 8,120 $ 2,412 The weighted average assumptions used in the valuation of the plan are as follows: September 30, 2016 2015 Discount rate to determine benefit obligations: United States 3.66% 4.33 % Foreign 1.33% 2.42 % Discount rate to determine net periodic benefit cost: United States 4.33% 4.22 % Foreign 2.42% 2.40 % Expected return on plan assets United States 6.75% 7.00 % Foreign — % — % Rate of compensation increase United States 3.0% 3.0 % Foreign 3.0% 3.0 % The Company recognizes the over (under) funded status of the defined benefit plans in the statement of financial position. The Company also recognizes, in other comprehensive income, certain gains and losses that arise during the period but are deferred under current pension accounting rules. A one percent change in the discount rate or the rate of return on plan assets would have a de minimis impact on the projected benefit obligation and the net periodic benefit cost. Expected benefit payments for each of the next five fiscal years and for the five years aggregated thereafter is as follows: $901 in 2017, $1,401 in 2018, $1,127 in 2019, $1,203 in 2020, $1,941 in 2021 and $8,571 thereafter. The Company’s pension plan asset allocations at September 30, 2016 and 2015, by asset category are as follows: 2016 2015 Target Allocation Percentage Percentage Equity Securities 50% 50% 49 % Debt Securities 50% 50% 51 % Total Plan Assets 100% 100% 100%

26 The Company employs a total return investment approach whereby a mix of equity, debt securities and government securities are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by maximizing investment returns within that prudent level of risk. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value and small and large capitalizations. Additionally, cash balances are maintained at levels adequate to meet near-term plan expenses and benefit payments. Investment risk is measured and monitored on an ongoing basis through semi-annual investment portfolio reviews. Investments in our defined benefit plan are stated at fair value. Level 1 assets are valued using quoted market prices that represent the asset value of the shares held by the trusts. The level 2 assets are investments in pooled funds, which are valued using a model to reflect the valuation of their underlying assets that are publicly traded with observable values. The fair value of our level 3 pension plan assets are measured by compiling the portfolio holdings and independently valuing the securities in those portfolios. The fair values of our pension plan assets, by level within the fair value hierarchy, are as follows: September 30, 2016 Asset Categories Level 1 Level 2 Level 3 Total Equity Securities Small Cap $ — $ 255 $ — $ 255 Mid Cap — 531 — 531 Large Cap — 2,000 — 2,000 Total Market Stock — 935 — 935 International — 1,605 — 1,605 Emerging Markets — 272 — 272 Debt Securities Bonds & Mortgages — 4,142 — 4,142 Inflation Protected — 563 — 563 High Yield — 580 — 580 Money Market — 238 — 238 Total Plan Assets $ — $ 11,121 $ — $ 11,121 September 30, 2015 Asset Categories Level 1 Level 2 Level 3 Total Equity Securities Small Cap $ — $ 217 $ — $ 217 Mid Cap — 474 — 474 Large Cap — 1,770 — 1,770 Total Market Stock — 808 — 808 International — 1,444 — 1,444 Emerging Markets — 230 — 230 Debt Securities Bonds & Mortgages — 4,082 — 4,082 Inflation Protected — 520 — 520 High Yield — 510 — 510 Money Market — 40 — 40 Total Plan Assets $ — $ 10,095 $ — $ 10,095

RS Inc., RB Inc., PRC, Lee Laser, ROFIN-BAASEL Canada Ltd., DILAS Diode Laser, Inc. and Nufern have 401(k) plans for the benefit of all eligible U.S. employees, as defined by the plan. Participating employees may contribute up to 16% of their qualified annual compensation. Those subsidiaries match 50% of the first 5 to 6% of the employees' compensation contributed as a salary deferral. Company contributions for the years ended September 30, 2016, 2015 and 2014, were $719, $736 and $701, respectively.

12. EARNINGS PER COMMON SHARE

The basic earnings per common share (EPS) calculation is computed by dividing net income attributable to holders of RSTI common stock by the weighted average number of shares outstanding during the period. Diluted earnings per common share reflect the potential dilution from common stock equivalents (stock options).

The calculation of the weighted average number of common shares outstanding for each period is as follows:

	Years ended September 30,		
	2016	2015	2014
Weighted number of shares for basic earnings per common share	28,356,877	28,127,733	28,073,081
Potential additional shares due to outstanding dilutive stock options	185,764	143,211	149,110
Weighted number of shares for diluted earnings per common share	28,542,641	28,270,944	28,222,191

The weighted-average diluted shares outstanding for the years ended September 30, 2016, 2015 and 2014, excludes the dilutive effect of approximately 1,491 thousand, 2,414 thousand and 2,927 thousand stock options, respectively, since the impact of including these options in diluted earnings per share for these years was antidilutive.

13. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated other comprehensive income is comprised of the following:

	September 30,		
	2016	2015	2014
Foreign currency translation adjustment	$ (55,123)	$ (50,896)	$ (7,759)
Defined benefit pension plans (net of taxes of $5,228 in 2016, $3,315 in 2015 and $3,006 in 2014)	(10,720)	(6,597)	(6,251)
Fair value of interest swap agreements (net of taxes of $0 in 2016, $7 in 2015 and $18 in 2014)	—	(24)	(62)
Total accumulated other comprehensive income (loss)	$ (65,843)	$ (57,517)	$ (14,072)

The changes in accumulated other comprehensive income (loss) by component, net of tax, during the years ended September 30, 2016 and 2015, are as follows:

	Defined Benefit Plans	Foreign Currency Translation Adjustments	Fair Value of Interest Swap Agreements	Total
Balance at September 30, 2015	$ (6,597)	$ (50,896)	$ (24)	$ (57,517)
Other comprehensive income before reclassifications	—	(4,227)	24	(4,203)
Amounts reclassified from accumulated other comprehensive income	(4,123)	—	—	(4,123)
Balance at September 30, 2016	$ (10,720)	$ (55,123)	$ —	$ (65,843)

27

	Defined Benefit Plans	Foreign Currency Translation Adjustments	Fair Value of Interest Swap Agreements	Total
Balance at September 30, 2014	$ (6,251)	$ (7,759)	$ (62)	$ (14,072)
Other comprehensive income before reclassifications	—	(43,137)	38	(43,099)
Amounts reclassified from accumulated other comprehensive income	(346)	—	—	(346)
Balance at September 30, 2015	$ (6,597)	$ (50,896)	$ (24)	$ (57,517)

The reclassifications out of accumulated other comprehensive income (loss) for the years ended September 30, 2016 and 2015, are as follows:

	September 30, 2016	September 30, 2015
Unamortized loss on defined benefit pension plans		
Amortization	$ (6,037)	$ (655)
Tax effects	1,914	309
Total reclassification for the period	$ (4,123)	$ (346)

14. TREASURY STOCK

On November 11, 2015, the Board of Directors authorized the Company to initiate a share buyback of up to $50.0 million of the Company's common stock over the next eighteen months to be made from time to time in the open market or in privately negotiated transactions at the Company's discretion. During the year ended September 30, 2016, the Company repurchased approximately 0.4 million shares of common stock, at an average price of $20.80, under the stock buyback program for a total price of $8.0 million.

15. RELATED PARTY TRANSACTIONS

The Company maintains other accounts payable to a related party in China amounting to $283 and $299 and as of September 30, 2016 and 2015, respectively. Effective December 23, 2014, the Company acquired an additional 8.8% of the common stock of NELC. The Company currently holds 88.8% of the share capital of NELC as of September 30, 2016 and 2015, respectively.

The main facility in Starnberg is rented under a 25-year operating lease from the former minority shareholder of RBL, Mr. Baasel, who is also a member of the Board of Directors of the Company. That lease will terminate by end of December 2016. The Company paid expenses, mainly for rental expense of $704, $735 and $883 to Mr. Baasel during fiscal years 2016, 2015 and 2014, respectively.

16. GEOGRAPHIC INFORMATION

Assets, revenues and income before taxes, by geographic region attributed based on the geographic location of the RSTI entities are summarized below:

28

ASSETS	September 30,	
	2016	2015
North America	$ 265,838	$ 258,424
Germany	448,010	433,435
Other	362,387	343,072
Intercompany eliminations	(340,420)	(328,440)
Total assets	$ 735,815	$ 706,491

PROPERTY AND EQUIPMENT, NET	September 30,	
	2016	2015
North America	$ 16,898	$ 16,128
Germany	57,283	51,124
Other	23,295	25,560
Intercompany eliminations	(161)	(239)
Total long-lived assets	$ 97,315	$ 92,573

REVENUES - TOTAL BUSINESS	Years ended September 30,		
	2016	2015	2014
North America	$ 154,128	$ 151,835	$ 146,053
Germany	301,239	320,557	330,485
Other	244,958	274,431	276,832
Intercompany eliminations	(214,674)	(227,180)	(223,253)
	$ 485,651	$ 519,643	$ 530,117

INTERCOMPANY REVENUES	Years ended September 30,		
	2016	2015	2014
North America	$ 9,656	$ 14,191	$ 12,602
Germany	156,035	159,601	148,441
Other	48,983	53,388	62,210
Intercompany eliminations	(214,674)	(227,180)	(223,253)
	$ —	$ —	$ —

EXTERNAL REVENUES	Years ended September 30,		
	2016	2015	2014
North America	$ 144,472	$ 137,643	$ 133,450
Germany	145,204	160,957	182,045
Other	195,975	221,043	214,622
	$ 485,651	$ 519,643	$ 530,117

INCOME BEFORE INCOME TAXES	Years ended September 30,		
	2016	2015	2014
North America	$ 6,412	$ 7,809	$ 5,490
Germany	17,825	22,780	5,000
Other	15,972	26,379	26,190
	$ 40,209	$ 56,968	$ 36,680

17. ENTERPRISE WIDE INFORMATION

The Company derives revenues from the sale and servicing of laser products used for macro applications, from the sale and servicing of laser products for marking and micro applications, and from the sale of components products.

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Product and service sales are summarized below:

	September 30,		
Product Category	2016	2015	2014
Laser macro products	$ 190,625	$ 200,358	$ 209,632
Laser marking and micro products	206,800	243,096	250,228
Components	88,226	76,189	70,257
	$ 485,651	$ 519,643	$ 530,117

18. SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

The following represents the Company's quarterly results (millions of dollars, except per share amounts):

	Quarters ended			
	Dec. 31, 2015	March 31, 2016	June 30, 2016	Sept. 30, 2016
Net sales	$ 112.5	$ 110.6	$ 125.9	$ 136.7
Gross profit	40.4	38.7	49.6	48.8
Net income	6.5	0.5	11.5	8.9
Net income attributable to RSTI	6.5	0.5	11.5	8.9
Earnings per share – Basic	0.23	0.02	0.41	0.31
Earnings per share – Diluted	0.23	0.02	0.40	0.31

	Quarters ended			
	Dec. 31, 2014	March 31, 2015	June 30, 2015	Sept. 30, 2015
Net sales	$ 122.4	$ 122.7	$ 132.5	$ 142.0
Gross profit	42.6	45.4	52.3	56.2
Net income	6.2	8.7	11.5	14.8
Net income attributable to RSTI	6.2	8.7	11.6	14.8
Earnings per share – Basic	0.22	0.31	0.41	0.53
Earnings per share – Diluted	0.22	0.31	0.41	0.52

19. STOCK INCENTIVE PLANS

The Company maintains a 2007 Incentive Stock Plan, whereby incentive and non-qualified stock options, restricted stock and performance shares may be granted to officers and other key employees to purchase a specified number of common stock at a price not less than the fair market value on the date of grant. The term of the 2007 Incentive Stock Plan continues through 2017. Effective March 12, 2015, the stockholders approved the Rofin-Sinar Technologies Inc. 2015 Incentive Stock Plan to reserve an additional 1,800,000 shares of common stock. There were no incentive stock options, restricted stock or performance shares granted in fiscal years 2016 or 2015 under either plan. Non-qualified stock options were granted to officers and other key employees in fiscal years 2016 and 2015 under the 2007 Incentive Stock Plan. During fiscal year 2016, outside directors each received 3,000 shares of common stock, which were fully vested upon grant. Officers and other key employees received 321,000 shares of non-qualified stock options that vest over five years and will expire not later than ten years after the date on which they were granted.

The fair value of our stock options was estimated based on the date of grant using the Black-Scholes option pricing model. The following assumptions were used in these calculations:

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31 September 30, 2016 Grants 2015 Grants 2014 Grants Weighted average grant date fair value $ 11.75 $ 8.55 $ 11.72 Expected life 6.40 Years 5.46 Years 5.40 Years Volatility 36.41% 37.57% 50.55 % Risk-free interest rate 1.97% 1.74% 1.48 % Dividend yield — % — % — % For purposes of the Black-Scholes model, the Company uses historical data to estimate the expected life, volatility, and estimated forfeitures of an option. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The balance of outstanding stock options and all options activity for the year ended September 30, 2016, is as follows: Number of Shares Weighted Average Exercise Price Weighted Average Remaining Contractual Term (Years) Aggregate Intrinsic Value (Millions) Outstanding at September 30, 2015 3,338,100 $ 27 2/5 Granted 321,500 $ 29 5/8 Exercised (612,850) $ 25 5/8 Forfeited (211,000) $ 27 2/8 Outstanding at September 30, 2016 2,835,750 $ 28 1/10 4.95 $ 14.8 Exercisable at September 30, 2016 1,863,850 $ 28 9/10 3.43 $ 9.2 Years ended September 30, 2016 2015 2014 Fair value of shares vested during the year $ 3,800 $ 3,966 $ 3,686 Total intrinsic value of stock options exercised $ 2,805 $ 1,233 $ 1,151 Cash received from stock option exercises $ 15,715 $ 2,109 $ 2,389 As of September 30, 2016, there was $7,998 of total unrecognized compensation cost related to stock options. These costs are expected to be recognized over a weighted average period of 2.96 years.